Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Midstream Partners Reports Second Quarter 2016 Financial and Operating Results and Provides 2016 Capital Budget and Guidance Update

CANONSBURG, Pa. - August 3, 2016 /PRNewswire/ - Rice Midstream Partners LP (NYSE: RMP) (“RMP” or the “Partnership”) today reported second quarter 2016 financial and operating results. Highlights to date include:

•	Average throughput of 934 MDth/d, a 43% increase over the prior year quarter and a 12% increase relative to first quarter 2016

•	Net income of $27.9 million; net cash provided by operating activities of $38.2 million

•	Adjusted EBITDA(1) of $37.8 million, a 127% increase over the prior year quarter and an 11% sequential quarter decrease due to anticipated reduced water volumes from fewer wells completed by RMP customers

•	Distributable cash flow (“DCF”)(1) of $34.0 million, resulting in DCF coverage ratio of 1.86x

•	Raised second quarter distribution to $0.2235 per common unit, an increase of 17% over the prior year quarter and 6% relative to first quarter 2016

•	Completed equity offering of 9.2 million units providing $164 million in net proceeds

•	Exited the quarter with strong liquidity position of $465 million and an unlevered balance sheet

•	Increased 2016 guidance to reflect increased expected 2016 throughput and water services activity

•	Decreased 2016 capital budget to $140 million due to increased compression savings

Commenting on the results, Daniel J. Rice IV, Chief Executive Officer, said, “Our strong results are a reflection of our top-tier assets in the most economic dry gas areas in the country that are supported by 100% fee-based contracts and high-quality customers. Throughput continues to increase as a result of our sponsor’s solid execution and third party development ahead of schedule. This growth paired with continued operating and capital cost execution has led to another quarter with rapid distribution growth of 17% over the prior year quarter and 1.86 times distributable cash flow coverage. We believe RMP’s unique mix of strong distribution growth with healthy coverage and an unlevered balance sheet will continue to create long-term value for unitholders.”

1.	Please see “Supplemental Non-GAAP Financial Measures” for a description of Adjusted EBITDA, distributable cash flow and related reconciliations to comparable GAAP financial measures.

Second Quarter 2016 Financial Results

Gathering volumes for the second quarter averaged 934 MDth/d, a 43% increase over the prior year quarter and a 12% increase relative to first quarter 2016, with 27% attributable to third-party volumes. Compression volumes for the second quarter averaged 564 MDth/d, an 872% increase over the prior year quarter and a 271% increase relative to first quarter 2016, with 42% attributable to third-party volumes. The significant increase in compression volumes was attributable to new compression capacity placed into service during the second quarter. Fresh water delivery volumes were 335 million gallons, or an average of 3.7 MMgal/d during the second quarter with 34% attributable to third-party volumes, a 106% increase over the prior year quarter and a 28% decrease relative to first quarter 2016. The anticipated sequential quarter decrease was due to timing of well completion activity by Rice Energy and third party customers in the quarter.

We reported operating revenues of $46.5 million, comprised of $30.0 million in revenues from our gathering and compression segment and $16.5 million in revenues from our water services segment. Operation and maintenance expense totaled $4.2 million, including $1.4 million for gathering and compression and $2.8 million for water services. We reported net income of $27.9 million, or $0.38 per limited partner unit. Adjusted EBITDA was $37.8 million and, after giving effect to $2.8 million of estimated maintenance capital expenditures and cash interest expense of $0.9 million, DCF was $34.0 million, resulting in a DCF coverage ratio of 1.86x.

During the second quarter 2016, we invested approximately $25 million of expansion capital including $23 million to develop gas gathering and compression assets and $2 million to develop our water services assets.

Year to Date 2016 Financial Results

Gathering volumes for the six month period ended June 30, 2016, averaged 885 MDth/d, a 46% increase over the prior year period with 27% attributable to third-party volumes. Compression volumes for the first six months of the year averaged 358 MDth/d, a 487% increase over the prior year period, with 53% attributable to third-party volumes. Fresh water delivery volumes were 797 million gallons, or an average of 4.4 MMgal/d during the six months ended June 30, 2016, a 129% increase over the prior year period with 17% attributable to third-party volumes.

We reported operating revenues of $101.1 million, comprised of $56.8 million in revenues from our gathering and compression segment and $44.3 million in revenues from our water services segment. Operation and maintenance expense totaled $12.8 million, including $3.2 million for gathering and compression and $9.6 million for water services. We reported net income of $62.4 million, or $0.86 per limited partner unit. Adjusted EBITDA was $80.0 million and, after giving effect to $5.6 million of estimated maintenance capital expenditures and cash interest expense of $2.0 million, DCF was $72.4 million resulting in a DCF coverage ratio of 2.19x.

During the first six months of 2016, we invested approximately $57 million of expansion capital including $53 million to develop gas gathering and compression assets and $4 million to develop our water services assets.

	Average Daily Throughput (MDth/d)
	Three Months Ended	Six Months Ended
	June 30, 2016	June 30, 2016
Gathering Assets
Affiliate	678	648
Third-party	256	237

Total	934	885

% Third-party	27%	27%

	Average Daily Compression Volumes (MDth/d)
	Three Months Ended	Six Months Ended
	June 30, 2016	June 30, 2016
Compression Assets
Affiliate	329	169
Third-party	235	189

Total	564	358

% Third-party	42%	53%

	Average Daily Volumes (MMgal/d)
	Three Months Ended	Six Months Ended
	June 30, 2016	June 30, 2016
Water Services Assets
Pennsylvania Water	0.8	1.5
Ohio Water	2.9	2.9

Total	3.7	4.4

% Third-party	34%	17%

2016 Capital Budget and Guidance Update

We are unable to provide a projection of full-year 2016 net income and net cash provided by operating activities, the most comparable financial measures to Adjusted EBITDA and distributable cash flow, respectively, calculated in accordance with GAAP. We do not anticipate the changes in operating assets and liabilities to be material, but changes in depreciation expense, accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and distributable cash flow. In addition, we are unable to project net income because this metric includes the impact of certain non-cash items that we are unable to project with any reasonable degree of accuracy without unreasonable effort. Please see the “Supplemental Non-GAAP Financial Measures” section of this news release.

As a result of continued strong throughput growth and increased water services activity, we are increasing our expected 2016 Adjusted EBITDA and distributable cash flow. In addition, we are lowering our 2016 capital budget to $140 million due to increased savings on compression.

2016 Capital Budget ($ in millions)
	Prior	Updated
Gas Gathering and Compression	$140	$125
Water Services	$10	$15

Total RMP	$150	$140
Estimated Maintenance Capital	$11	$11

	Prior			Updated
Cash G&A ($ in millions)	$15		$18	$18		$21
Adjusted EBITDA ($ in millions)
Gas Gathering and Compression	$85	—	$90	$90	—	$95
Water Services	$25	—	$30	$40	—	$45

Total Adjusted EBITDA	$110	—	$120	$130	—	$140
% Third Party	20%	—	25%	20%	—	25%
Distributable Cash Flow ($ in millions)	$90	—	$100	$110	—	$120
Average DCF Coverage Ratio	1.3x	—	1.5x	1.5x	—	1.6x
% Distribution Growth	20%			20%

Financial Position and Liquidity

On May 9, 2016, we entered into an equity distribution agreement with a group of managers that established an at-the-market common unit offering program (“ATM program”), pursuant to which we may from time to time sell common units representing limited partner interests in the Partnership having an aggregate offering price of up to $100 million. During the second quarter 2016, we issued and sold 944,700 common units at an average price per unit of $17.21 through our ATM program. We intend to use the net proceeds of $16 million for general partnership purposes, including repayment of outstanding debt, acquisitions and capital expenditures.

In June 2016, we completed an underwritten public offering of 9,200,000 common units representing limited partner interests at a price to the public of $18.50 per common unit. The Partnership used a portion of the net proceeds of $164 million to repay outstanding debt and intends to use the remainder for general partnership purposes, including acquisitions and capital expenditures.

As of June 30, 2016, we had $450 million of availability on our revolving credit facility and $15 million of cash on hand, resulting in $465 million of total liquidity.

Quarterly Cash Distribution

On July 22, 2016, we declared a quarterly distribution of $0.2235 per unit for the second quarter 2016, an increase of $0.0135 per unit, or 6%, relative to first quarter 2016. The distribution will be payable on August 11, 2016 to unitholders of record as of August 2, 2016.

Conference Call

RMP will host a conference call on August 4, 2016 at 11:00 a.m. Eastern time (10:00 a.m. Central time) to discuss second quarter 2016 financial and operating results. To listen to a live audio webcast of the conference call, please visit RMP’s website at www.ricemidstream.com. A replay of the conference call will be available following the call for two weeks and can be accessed from www.ricemidstream.com.

Rice Energy will host a conference call on August 4, 2016 at 9:30 a.m. Eastern time (8:30 a.m. Central time) to discuss second quarter 2016 financial and operating results and we encourage RMP investors to listen-in. To listen to a live audio webcast of the conference call, please visit Rice Energy’s website at www.riceenergy.com. A replay of the conference call will be available for two weeks and can also be accessed from www.riceenergy.com.

Please visit www.ricemidstream.com to view a presentation containing second quarter 2016 information.

About Rice Midstream Partners

Rice Midstream Partners LP is a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. (NYSE: RICE) to own, operate, develop and acquire midstream assets in the Appalachian basin. RMP provides midstream services to Rice Energy and third-party companies through its natural gas gathering, compression and water assets in the rapidly developing dry gas cores of the Marcellus and Utica Shales.

For more information, please visit www.ricemidstream.com.

Forward Looking Statements

This release includes forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included in this release, that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as, forecasted gathering volumes, revenues, Adjusted EBITDA, distribution growth, and distributable cash flow, the timing of completion of midstream projects, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to our gathering and compression and water services businesses. These risks include, but are not limited to: commodity price volatility; inflation; environmental risks; regulatory changes; the uncertainty inherent in projecting future throughput volumes, cash flow and access to capital; and the timing of development expenditures of Rice Energy or our other customers. Information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact:

Julie Danvers, Director of Investor Relations

832-708-3437

Julie.Danvers@RiceMidstream.com

Rice Midstream Partners LP

Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except unit data)	2016	2015	2016	2015
Operating revenues:
Affiliate	$32,622	$24,482	$77,007	$48,342
Third-party	13,925	4,078	24,083	6,729

Total operating revenues	46,547	28,560	101,090	55,071
Operating expenses:
Operation and maintenance expense	4,187	2,703	12,733	5,607
Equity compensation expense (1)	1,134	1,146	2,119	2,211
General and administrative expense	4,607	3,056	8,363	6,185
Incentive unit expense (1)	—	689	—	1,123
Depreciation expense	6,855	2,953	12,225	6,038
Acquisition costs	—	—	73	—
Amortization of intangible assets	403	408	811	816
Other expense	361	839	149	839

Total operating expenses	17,547	11,794	36,473	22,819

Operating income	29,000	16,766	64,617	32,252
Other income	—	—	—	9
Interest expense (1)	(920)	(736)	(1,967)	(1,257)
Amortization of deferred finance costs	(144)	(144)	(288)	(288)

Income before income taxes	27,936	15,886	62,362	30,716
Income tax expense	—	(2,096)	—	(4,002)

Net income	$27,936	$13,790	$62,362	$26,714

Calculation of limited partner interest in net income:
Net income	$27,936	$13,790	$62,362	$26,714
Less: Pre-acquisition net income allocated to general partner	—	1,458	—	5,314
Less: General partner interest in net income attributable to incentive distribution rights	113	—	113	—

Net income attributable to limited partners	$27,823	$12,332	$62,249	$21,400

Weighted average limited partner units (in millions)
Common units (basic)	44.5	28.8	43.3	28.8
Common units (diluted)	44.8	28.8	43.6	28.8
Subordinated units (basic and diluted)	28.8	28.8	28.8	28.8

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except unit data)	2016	2015	2016	2015
Net income attributable to RMP per limited partner unit (2)
Common units (basic)	$0.38	$0.21	$0.86	$0.37
Common units (diluted)	$0.38	$0.21	$0.86	$0.37
Subordinated units (basic and diluted)	$0.38	$0.21	$0.87	$0.37
Adjusted EBITDA (3)	$37,753	$16,667	$79,994	$29,127
Distributable cash flow (4)	$34,033	$15,090	$72,427	$26,036
Quarterly distribution per unit	$0.2235	$0.1905	$0.4335	$0.3780
Distributions declared:
Limited Partner Units - Public	$11,714	$5,477	$20,568	$10,868
Limited Partner Units - GP Holdings	6,427	5,478	12,466	10,870
General Partner	113	—	113	—

Total distributions declared	$18,254	$10,955	$33,147	$21,738
DCF coverage ratio (5)	1.86	1.38	2.19	1.20

1.	Prior to their acquisition, the Water Assets were allocated incentive unit expense, equity compensation expense and interest expense initially recognized by Rice Energy. These non-cash charges are described in more detail in Note 9 to the consolidated financial statements in our 10-Q.
2.	Net income per limited partner unit does not include results attributable to the Water Assets prior to their acquisition as these results are not attributable to our limited partners.
3.	We define Adjusted EBITDA as net income (loss) before interest expense, depreciation expense, amortization expense, non-cash equity compensation expense, amortization of deferred financing costs and other non-recurring items. Please read Supplemental “Non-GAAP Financial Measures.”
4.	We define distributable cash flow as Adjusted EBITDA less interest expense, and estimated maintenance capital expenditures. Please read Supplemental “Non-GAAP Financial Measures.”
5.	We define DCF coverage ratio as distributable cash flow divided by total distributions declared. Please read Supplemental “Non-GAAP Financial Measures.”

Rice Midstream Partners LP

Segment Results of Operations

(Unaudited)

Gathering and Compression Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2016	2015	2016	2015
Gathering volumes: (MDth/d)
Affiliate	678	555	648	525
Third-party	256	100	237	82

Total gathering volumes	934	655	885	607
Compression volumes: (MDth/d)
Affiliate	329	52	169	45
Third-party	235	6	189	16

Total compression volumes	564	58	358	61
Operating results:
Operating revenues:
Affiliate	$19,058	$15,652	$36,364	$29,167
Third-party	10,978	4,078	20,472	6,729

Total operating revenues	30,036	19,730	56,836	35,896
Operating expenses:
Operation and maintenance expense	1,360	877	3,152	2,257
Equity compensation expense	915	1,003	1,656	1,999
General and administrative expense	3,767	2,185	6,721	4,516
Depreciation expense	2,685	1,486	4,620	2,934
Acquisition costs	—	—	73	—
Amortization of intangible assets	403	408	811	816
Other expense	361	839	149	839

Total operating expenses	9,491	6,798	17,182	13,361
Operating income	$20,545	$12,932	$39,654	$22,535

Water Services Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2016	2015	2016	2015
Water services volumes: (MMgal)
Affiliate	220	163	665	348
Third-party	115	—	132	—

Total water services volumes	335	163	797	348
Operating results:
Operating revenues:
Affiliate	$13,564	$8,830	$40,643	$19,175
Third-party	2,947	—	3,611	—

Total operating revenues	16,511	8,830	44,254	19,175
Operating expenses:
Operation and maintenance expense	2,827	1,826	9,581	3,350
Equity compensation expense	219	143	463	212
General and administrative expense	840	871	1,642	1,669
Incentive unit expense	—	689	—	1,123
Depreciation expense	4,170	1,467	7,605	3,104

Total operating expenses	8,056	4,996	19,291	9,458

Operating income	$8,455	$3,834	$24,963	$9,717

Rice Midstream Partners LP

Supplemental Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as securities analysts, investors and lenders. We define Adjusted EBITDA as net income (loss) before interest expense, depreciation expense, amortization expense, non-cash stock compensation expense, amortization of deferred financing costs and other non-recurring items. Adjusted EBITDA is not a measure of net income as determined by GAAP.

Distributable cash flow and DCF coverage ratio are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as securities analysts, investors and lenders. We define distributable cash flow as Adjusted EBITDA less cash interest expense, and estimated maintenance capital expenditures. We define DCF coverage ratio as distributable cash flow divided by total distributions declared. Distributable cash flow does not reflect changes in working capital balances and is not a presentation made in accordance with GAAP.

Adjusted EBITDA, distributable cash flow and DCF coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis; our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing or capital structure; our ability to incur and service debt and fund capital expenditures; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA, distributable cash flow and DCF coverage ratio will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by (used in) operating activities. Our non-GAAP financial measures of Adjusted EBITDA and distributable cash flow should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Each of Adjusted EBITDA and distributable cash flow has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA, distributable cash flow or DCF coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and distributable cash flow and DCF coverage ratio may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, distributable cash flow and DCF coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We have not provided projected net income or net cash provided by operating activities or reconciliations of its projected Adjusted EBITDA and projected distributable cash flow to projected net income and projected net cash provided by operating activities, respectively, the most comparable financial measures calculated in accordance with GAAP. We are unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. We are unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, we are unable to provide projected net cash provided by operating activities, or the related reconciliation of projected distributable cash flow to projected net cash provided by operating activities. In addition, we are unable to project net income because this metric includes the impact of certain non-cash items such as depreciation expense that we are unable to project with any reasonable degree of accuracy without unreasonable effort. Therefore, we are unable to provide projected net income, or the related reconciliation of projected Adjusted EBITDA to projected net income.

Further, we do not provide guidance with respect to the intra-year timing of our capital spending, which impact debt and equity and equity earnings, among other items, that are reconciling items between Adjusted EBITDA and net income. The timing of capital expenditures is volatile as it depends on weather, regulatory approvals, contractor availability, system performance and various other items. We provide a range for the forecasts of Adjusted EBITDA and distributable cash flow to allow for the variability in the timing of spending and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of Adjusted EBITDA to projected net income is not available without unreasonable effort.

	Three Months Ended	Six Months Ended
(in thousands)	June 30, 2016	June 30, 2016
Reconciliation of Net Income to Adjusted EBITDA and DCF:
Net income	$27,936	$62,362
Interest expense	920	1,967
Acquisition costs	—	73
Depreciation expense	6,855	12,225
Amortization of intangible assets	403	811
Non-cash equity compensation expense	1,134	2,119
Amortization of deferred finance costs	144	288
Other expense	361	149

Adjusted EBITDA	$37,753	$79,994

Adjusted EBITDA	$37,753	$79,994
Cash interest expense	(920)	(1,967)
Estimated maintenance capital expenditures	(2,800)	(5,600)

Distributable cash flow	$34,033	$72,427

Total distributions declared	$18,254	$33,147
DCF coverage ratio	1.86	2.19
Reconciliation of Adjusted EBITDA to Cash:
Adjusted EBITDA	$37,753	$79,994
Interest expense	(920)	(1,967)
Other income	(361)	—
Acquisition costs	—	(73)
Changes in operating assets and liabilities	1,757	(3,290)

Net cash provided by operating activities	38,229	74,664
Net cash used in investing activities	(38,776)	(75,019)
Net cash provided by financing activities	6,059	8,081

Net increase in cash	5,512	7,726
Cash at the beginning of the period	9,811	7,597

Cash at the end of the period	$15,323	$15,323